Exhibit 10.1

MICREL, INC.
2180 Fortune Drive                                                                                                                                   TEL (408) 944-0800
San Jose, CA 95131 USA                                                                                                                                FAX (408) 955-1672

December 10, 2008

Ray Wallin
15288 Peach Hill Rd.
Saratoga, CA 95070

Dear Ray:

We believe that Micrel is a special place to work.  We strive to recruit only the highest quality people.  It is in this context that we are pleased to invite you to become a member of the Micrel team.  I am pleased to confirm my offer to you for the position of Vice President of Finance, Chief Financial Officer, reporting to me.  As Vice President of Finance & CFO, your regular bi-weekly salary will be $9,423.08, which is approximately $245,000.00 per year. You will also be eligible to participate in the Executive Bonus Plan.  The current annual target set for the Executive Bonus Plan is $100,000.  Actual payments under the Plan are based on the Company’s financial performance as measured by earnings per share and individual performance metrics, evaluated on an annual basis.

You will also receive a sign-on bonus of $35,000.00.  In accordance with a Sign-on Bonus Agreement that we will ask you sign, you will be required to reimburse Micrel for the full amount of the bonus if you leave the Company voluntarily within two years of your date of hire (see attached Agreement).

Also, we are pleased to offer you an option to purchase 200,000 shares of Micrel Common Stock, as approved by the Board of Directors, in accordance with the Company’s 2003 Incentive Award Plan,.  The option grant date and the vesting commencement date will be your first day of employment and the stock options will vest at 20% per year, beginning on the first anniversary of the grant date.  The exercise price for the stock option grant will be the closing price of Micrel’s Common Stock (MCRL) on your first day of employment.

We will also enter into a severance agreement with you that includes a change of control provision specifying that you will receive a severance payment equal to one year’s base salary if the following three events occur: 1) Micrel is acquired by another company;  2) CEO Ray Zinn has left the Company prior to the acquisition; and 3) as a result of the acquisition, you are no longer the Company’s Chief Financial Officer (other than for good cause.)

As a regular full-time employee, you are eligible for the standard benefits package at a nominal monthly cost.  This coverage includes major medical, dental, vision, life insurance, and long term disability and will become effective on the first of the month following your hire date.  Dependent coverage may also be elected for an additional monthly fee.  You will also be eligible for our 401(k) Plan and Employee Stock Purchase Plan (ESPP) in accordance with the terms and conditions of these programs.  Also, if you elect to join us, you will begin to accrue vacation on your date of hire at the rate specified in Micrel’s Employee Handbook.  Vacation may be used in accordance with the policies set forth in the Handbook.  The complete benefit package will be explained in further detail at your new-hire orientation.

Our progress and growth are the result of each employee's contribution.  As responsibility increases, typically so do the rewards.  Formal performance reviews are generally conducted annually.  Salary increases will be considered based upon merit and performance, as well as market conditions and the financial performance of the Company.  The first three (3) calendar months of employment is considered an introductory period.  An informal evaluation may be conducted for a new employee after this introductory period.

Ray Wallin                                                           Page Two                   December 10, 2008

As required by law, upon your first day of employment, you will be asked to provide proof of your eligibility to work legally in the United States and to sign such other documents as are customarily executed at the time of starting employment with Micrel.

Micrel is committed to providing a safe, healthy, and productive working environment.  Therefore, this offer is contingent upon the completion of a background screen, which includes prior employment, educational and criminal history, and passing a drug test to be taken after Micrel’s receipt of a written offer acceptance.  To take the drug test, bring the attached form to Alliance Occupational Medicine.  You must have your drug test completed, and test results received by Micrel, before your start date.  Moreover, in order to address rising health care costs, and out of concern for Micrel’s current employees, this offer is contingent also on your voluntarily discontinuing the use of tobacco products, i.e. smoking, if you use such products.  You will be provided assistance to identify and participate in a smoking cessation program, if necessary.  If you have any questions, contact Irma Luna, HR Staffing Coordinator, at (408) 474-1067.

Ray, we realize that this is an important decision for you.  We sincerely believe that this offer provides you with an excellent opportunity.  We are confident that Micrel will provide the challenge and growth potential you seek. This offer of employment will be open until the close of business on Monday, December 15, 2008.  We are looking forward to an affirmative response.  To accept this offer, please sign and date a copy of this letter and return it to me.  A second copy of this offer is enclosed for your personal records.  As we discussed with you previously, should you accept this offer, we expect you to commence employment no later than January 12, 2009.

For all new employees, New Hire Orientation will be on Monday beginning at 8:30 a.m. to 1:00 p.m. at 1931 Fortune Drive, San Jose, CA.

If you have any questions or need additional information, please do not hesitate to call me at (408) 435-3401.  We are excited at the prospect of having you join us at Micrel, and we look forward to working with you.

Sincerely,

/s/Ray Zinn
Ray Zinn
President, CEO

Acceptance

I am pleased to accept this offer.  I will report to work on Monday, January 12, 2009.

Signature:    /s/ Clyde R. Wallin    Date:12/13/08.
           Ray Wallin